Exhibit 99.1

News
For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES SECOND QUARTER EARNINGS;
CONFIRMS FULL YEAR ESTIMATE

Second Quarter 2017 Highlights

•	Completed a two-for-one stock split
•	Net income per share of $0.25
•	Adjusted net income per share increased 16.7 percent to $0.35
•	Closed acquisition of Dispensing Systems Business and advanced integration activities
•	Redeemed $220 million 5% senior notes due 2020

STAMFORD, CT, July 26, 2017 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, today reported second quarter 2017 net income of $27.9 million, or $0.25 per diluted share, as compared to second quarter 2016 net income of $33.3 million, or $0.27 per diluted share.

"We are pleased with our second quarter 2017 results, as we reported adjusted net income per diluted share of $0.35, an increase of 16.7 percent over the prior year period with improvement in each of our businesses," said Tony Allott, President and CEO.  "Our results include the recently acquired Dispensing Systems operations, which is performing well and making good progress towards integration and synergy targets.  Our metal and plastic container businesses continue to benefit from
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SILGAN HOLDINGS
July 26, 2017

lower manufacturing costs and improved efficiencies resulting from our recently completed footprint optimization program.   Our closures business benefitted from the inclusion of Dispensing Systems in the quarter, and the legacy operations performed well primarily due to manufacturing cost savings and efficiencies, partially offset by lower unit volumes as compared to record volumes in the prior year quarter," continued Mr. Allott.   "Based upon our performance to date and continued confidence in achieving our proposed synergy targets for the Dispensing Systems operations, we are confirming our full year 2017 earnings estimate of adjusted net income per diluted share in the range of $1.60 to $1.70," continued Mr. Allott.

Adjusted net income per diluted share was $0.35 for the second quarter of 2017, after adjustments increasing net income per diluted share by $0.10.  Adjusted net income per diluted share was $0.30 for the second quarter of 2016, after adjustments increasing net income per diluted share by $0.03. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.  All per share amounts have been adjusted for the two-for-one stock split that occurred on May 26, 2017.

Net sales for the second quarter of 2017 were $1,021.8 million, an increase of $147.2 million, or 16.8 percent, as compared to $874.6 million in 2016.  This increase was the result of the acquisition of Dispensing Systems in April 2017 and higher net sales across all of the businesses.

Income from operations for the second quarter of 2017 was $75.2 million, an increase of $7.5 million, or 11.1 percent, as compared to $67.7 million for the second quarter of 2016, while operating margin decreased to 7.4 percent from 7.7 percent for the same periods.  The increase in income from operations was the result of the net benefit from the acquisition of Dispensing Systems and higher income from operations in each of the businesses.   The decrease in operating margin was due primarily to the negative impact from the purchase accounting write-up of inventory of Dispensing Systems and acquisition related costs in the quarter.  Rationalization charges were $3.0 million and $5.0 million in the second quarters of 2017 and 2016, respectively.
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SILGAN HOLDINGS
July 26, 2017

Interest and other debt expense before loss on early extinguishment of debt for the second quarter of 2017 was $29.1 million, an increase of $12.2 million as compared to the second quarter of 2016.  This increase was primarily due to higher average outstanding borrowings as a result of additional borrowings under the senior secured credit facility for the acquisition of Dispensing Systems in April 2017 and higher weighted average interest rates, including the impact from increasing long-term fixed rate debt through the issuance in February 2017 of the 4 3/4% senior notes due 2025 and the 3 1/4% senior notes due 2025.  Loss on early extinguishment of debt of $4.4 million in the second quarter of 2017 was primarily a result of the partial redemption of the 5% senior notes due 2020 in April 2017.

The effective tax rates were 33.0 percent and 34.4 percent for the second quarters of 2017 and 2016, respectively.  The effective tax rate in the second quarter of 2017 benefitted from the settlement of a state tax audit.

Metal Containers

Net sales of the metal container business were $529.7 million for the second quarter of 2017, an increase of $0.1 million, as compared to $529.6 million in 2016.  This increase was primarily the result of the pass through of higher raw material costs, mostly offset by a less favorable mix of products sold and the impact of unfavorable foreign currency translation.

Income from operations of the metal container business in the second quarter of 2017 increased $3.5 million to $49.4 million as compared to $45.9 million in 2016, and operating margin increased to 9.3 percent from 8.7 percent over the same periods.  The increase in income from operations was primarily attributable to lower manufacturing costs and lower rationalization charges, partially offset by the unfavorable impact of a $3.0 million charge related to the resolution of a past non-commercial legal dispute, a smaller build in inventory in the second quarter of 2017 as compared to the prior year period, higher depreciation expense, foreign currency transaction losses in the current year quarter and the unfavorable impact from the contractual pass through to customers of indexed deflation.  Rationalization charges were $2.2 million and $4.0 million in the second quarters of 2017 and 2016, respectively.
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SILGAN HOLDINGS
July 26, 2017

Closures

Net sales of the closures business were $349.1 million in the second quarter of 2017, an increase of $142.6 million, or 69.1 percent, as compared to $206.5 million in the second quarter of 2016.  This increase was primarily the result of the inclusion of the recently acquired Dispensing Systems operations and the pass through of higher raw material costs, partially offset by lower unit volumes of approximately 2 percent in the legacy closures operations principally due to lower sales for single-serve beverages as compared to record volumes in the prior year period and the impact of unfavorable foreign currency translation.

Income from operations of the closures business for the second quarter of 2017 increased $8.5 million to $33.8 million as compared to $25.3 million in 2016, while operating margin decreased to 9.7 percent from 12.3 percent over the same periods.  The increase in income from operations was primarily due to the acquisition of Dispensing Systems and manufacturing cost savings and efficiencies, partially offset by lower unit volumes in the legacy closures operations.  Operating margin was unfavorably impacted due to the write-up of inventory of Dispensing Systems for purchase accounting.

Plastic Containers

Net sales of the plastic container business were $143.0 million in the second quarter of 2017, an increase of $4.5 million, or 3.2 percent, as compared to $138.5 million in the second quarter of 2016.  This increase was principally due to the pass through of higher raw material costs, partially offset by a less favorable mix of products sold and the impact of unfavorable foreign currency translation.

Income from operations of the plastic container business for the second quarter of 2017 was $6.7 million, an increase of $5.7 million as compared to $1.0 million in 2016, and operating margin increased to 4.7 percent from 0.7 percent over the same periods.  The increase in income from operations was primarily attributable to lower manufacturing costs, partially offset by higher depreciation expense.

Six Months

Net income for the first six months of 2017 was $51.2 million, or $0.46 per diluted share, as compared to net income for the first six months of 2016 of $59.9 million, or $0.49 per diluted share.  Adjusted
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SILGAN HOLDINGS
July 26, 2017

net income per diluted share for the first six months of 2017 was $0.66 versus $0.52 in the prior year period, after adjustments increasing net income per diluted share by $0.20 for the first six months of 2017 and adjustments increasing net income per diluted share by $0.03 for the first six months of 2016.

Net sales for the first six months of 2017 increased $159.8 million, or 9.6 percent, to $1.83 billion as compared to $1.67 billion for the first six months of 2016.  This increase was a result of higher net sales in each of the businesses primarily due to the acquisition of Dispensing Systems, the pass through of higher raw material costs across all businesses, a favorable mix of products sold in the metal container business and slightly higher volumes in the plastic container business, partially offset by the impact of unfavorable foreign currency translation, a less favorable mix of products sold in the plastic container business and lower unit volumes in the legacy closures operations.

Income from operations for the first six months of 2017 was $132.0 million, an increase of $6.9 million, or 5.5 percent, from the same period in 2016, while operating margin decreased to 7.2 percent from 7.5 percent for the same periods.  The increase in income from operations was a result of higher income from operations in each of the businesses primarily due to lower manufacturing costs in each of the businesses, the acquisition of Dispensing Systems, a favorable mix of products sold in the metal container business, lower rationalization charges and slightly higher volumes in the plastic container business. These increases were partially offset by acquisition related costs of $23.0 million, higher depreciation expense, the unfavorable impact related to the resolution of a past non-commercial legal dispute, a smaller build in inventory in the metal container business in the current year period, the unfavorable impact from the contractual pass through to customers of indexed deflation in the metal container business and lower unit volumes in the legacy closures operations.  Operating margin was unfavorably impacted due to acquisition related costs and the write-up of inventory of Dispensing Systems for purchase accounting.  Rationalization charges were $3.9 million and $6.1 million in the first six months of 2017 and 2016, respectively.

Interest and other debt expense before loss on early extinguishment of debt for the first six months of 2017 was $49.6 million, an increase of $16.3 million as compared to the same period in 2016.  This increase was primarily due to higher weighted average interest rates, including the impact from increasing long-term fixed rate debt through the issuance in February 2017 of the 4 3/4% senior notes
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SILGAN HOLDINGS
July 26, 2017

due 2025 and the 3 1/4% senior notes due 2025, and higher average outstanding borrowings primarily as a result of additional borrowings under the senior secured credit facility for the acquisition of Dispensing Systems in April 2017. Loss on early extinguishment of debt of $7.1 million in 2017 was a result of the prepayment of outstanding U.S. term loans and Euro term loans under the previous senior secured credit facility in conjunction with the issuance of the new senior notes and the partial redemption of the 5% senior notes due 2020 in April 2017.

The effective tax rate for the first six months of 2017 was 32.1 percent as compared to 34.7 percent for the first six months of 2016.  The effective tax rate in 2017 benefitted from the settlement of a state tax audit.  The effective tax rate in 2016 was unfavorably impacted by the cumulative adjustment of a change in tax law in a certain foreign jurisdiction, partially offset by higher income in more favorable tax jurisdictions.

Outlook for 2017

The Company confirmed its estimate of adjusted net income per diluted share for the full year of 2017, which excludes transaction related costs attributed to announced acquisitions, rationalization charges and loss from early extinguishment of debt, in the range of $1.60 to $1.70.  This estimate compares to adjusted net income per diluted share for the full year of 2016 of $1.38.

The Company is providing an estimate of adjusted net income per diluted share for the third quarter of 2017, which excludes transaction related costs attributed to announced acquisitions and rationalization charges, in the range of $0.64 to $0.71.  Given the uncertainties around the timing of the fruit and vegetable harvest in the U.S. and Europe, the results of the back half of the year could shift between the third and fourth quarters.  This estimate compares to adjusted net income per diluted share of $0.61 in the third quarter of 2016.
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SILGAN HOLDINGS
July 26, 2017

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the second quarter of 2017 at 11:00 a.m. eastern time on July 26, 2017.  The toll free number for those in the U.S. and Canada is (877) 856-1968, and the number for international callers is (719) 457-2615.  For those unable to listen to the live call, a taped rebroadcast will be available through August 9, 2017.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code is 2059827.

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales, on a pro forma basis to include the Dispensing Systems operations which was acquired on April 6, 2017, of approximately $4.2 billion in 2016.  Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia.  The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, home and beauty products.  In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2016 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions, except per share amounts)

	Second Quarter		Six Months
	2017	2016	2017	2016

Net sales	$1,021.8	$874.6	$1,827.2	$1,667.4

Cost of goods sold	856.6	746.9	1,537.4	1,425.8

Gross profit	165.2	127.7	289.8	241.6

Selling, general and administrative expenses	87.0	55.0	153.9	110.4

Rationalization charges	3.0	5.0	3.9	6.1

Income from operations	75.2	67.7	132.0	125.1

Interest and other debt expense before loss on early extinguishment of debt	29.1	16.9	49.6	33.3

Loss on early extinguishment of debt	4.4	-	7.1	-

Interest and other debt expense	33.5	16.9	56.7	33.3

Income before income taxes	41.7	50.8	75.3	91.8

Provision for income taxes	13.8	17.5	24.1	31.9

Net income	$27.9	$33.3	$51.2	$59.9

Earnings per share: (1)
Basic net income per share	$0.25	$0.28	$0.46	$0.50
Diluted net income per share	$0.25	$0.27	$0.46	$0.49

Cash dividends per common share (1)	$0.09	$0.09	$0.18	$0.17

Weighted average shares (000's): (1)
Basic	110,358	121,009	110,291	120,953
Diluted	111,326	121,719	111,267	121,682

(1)	Per share and share amounts have been adjusted for the two-for-one stock split that occurred on May 26, 2017.

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions)

	Second Quarter		Six Months
	2017	2016	2017	2016
Net sales:
Metal containers	$529.7	$529.6	$995.9	$983.1
Closures	349.1	206.5	546.8	402.6
Plastic containers	143.0	138.5	284.5	281.7
Consolidated	$1,021.8	$874.6	$1,827.2	$1,667.4

Income from operations:
Metal containers (a)	$49.4	$45.9	$93.3	$83.5
Closures (b)	33.8	25.3	57.6	49.8
Plastic containers (c)	6.7	1.0	13.5	1.1
Corporate (d)	(14.7)	(4.5)	(32.4)	(9.3)
Consolidated	$75.2	$67.7	$132.0	$125.1

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	June 30,	June 30,	Dec. 31,
	2017	2016	2016
Assets:
Cash and cash equivalents	$142.1	$120.5	$24.7
Trade accounts receivable, net	528.4	394.8	288.2
Inventories	830.9	806.5	603.0
Other current assets	68.0	45.6	46.3
Property, plant and equipment, net	1,452.6	1,165.1	1,157.0
Other assets, net	1,872.6	1,021.7	1,030.2
Total assets	$4,894.6	$3,554.2	$3,149.4

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$630.4	$508.4	$644.7
Current and long-term debt	3,093.8	1,935.1	1,561.6
Other liabilities	627.4	421.3	473.7
Stockholders' equity	543.0	689.4	469.4
Total liabilities and stockholders' equity	$4,894.6	$3,554.2	$3,149.4

(a)
Includes rationalization charges of $2.2 million and $4.0 million for the three months ended June 30, 2017 and 2016, respectively, and $2.9 million and $4.0 million for the six months ended June 30, 2017 and 2016, respectively.  Includes a $3.0 million charge for the three and six months ended June 30, 2017 related to the resolution of a past non-commercial legal dispute.

(b)	Includes rationalization charges of $0.3 million for each of the three months ended June 30, 2017 and 2016 and $0.4 million for each of the six months ended June 30, 2017 and 2016.
(c)
Includes rationalization charges of $0.5 million and $0.7 million for the three months ended June 30, 2017 and 2016, respectively, and $0.6 million and $1.7 million for the six months June 30, 2017 and 2016, respectively.

(d)	Includes costs attributed to announced acquisitions of $9.8 million and $23.0 million for the three and six months ended June 30, 2017, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the six months ended June 30,
(Dollars in millions)

	2017	2016

Cash flows provided by (used in) operating activities:
Net income	$51.2	$59.9
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	83.3	73.0
Rationalization charges	3.9	6.1
Loss on early extinguishment of debt	7.1	-
Other changes that provided (used) cash, net of effects from acquisition:
Trade accounts receivable, net	(118.5)	(111.6)
Inventories	(134.4)	(176.4)
Trade accounts payable and other changes, net	(31.4)	(13.6)
Net cash used in operating activities	(138.8)	(162.6)

Cash flows provided by (used in) investing activities:
Purchase of business, net of cash acquired	(1,022.1)	-
Capital expenditures	(81.3)	(111.7)
Proceeds from asset sales	0.5	8.8
Net cash used in investing activities	(1,102.9)	(102.9)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(20.3)	(20.9)
Changes in outstanding checks – principally vendors	(78.9)	(101.8)
Net borrowings and other financing activities	1,458.3	408.8
Net cash provided by financing activities	1,359.1	286.1

Cash and cash equivalents:
Net increase	117.4	20.6
Balance at beginning of year	24.7	99.9
Balance at end of period	$142.1	$120.5

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)(2)
 (UNAUDITED)
For the quarter and six months ended June 30,

Table A

	Second Quarter		Six Months
	2017	2016	2017	2016

Net income per diluted share as reported	$0.25	$0.27	$0.46	$0.49

Adjustments:
Rationalization charges	0.02	0.03	0.02	0.03
Loss on early extinguishment of debt	0.02	-	0.04	-
Costs attributed to announced acquisitions	0.06	-	0.14	-
Adjusted net income per diluted share	$0.35	$0.30	$0.66	$0.52

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)(2)
(UNAUDITED)
For the quarter and year ended,

        Table B

	Third Quarter			Year Ended
	September 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2017	2017	2016	2017	2017	2016
Net income per diluted share as estimated
for 2017 and as reported for 2016	$0.64	$0.71	$0.57	$1.40	$1.50	$1.27

Adjustments:
Rationalization charges	-	-	0.04	0.02	0.02	0.10
Loss on early extinguishment of debt	-	-	-	0.04	0.04	-
Costs attributed to announced acquisitions	-	-	-	0.14	0.14	0.01
Adjusted net income per diluted share
as estimated for 2017 and presented for 2016	$0.64	$0.71	$0.61	$1.60	$1.70	$1.38

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company's management believes it is useful to exclude rationalization charges, costs attributed to announced acquisitions and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Acquisition costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the ongoing cost structure of the Company.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Per share amounts have been adjusted for the two-for-one stock split that occurred on May 26, 2017.